UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2008, Maanshan Global Mining Resources Limited (“Maanshan Global”), a limited liability company incorporated under the laws of the People’s Republic of China (“PRC”), entered into two amendment agreements with Mr. Lu Benzhao and Ms. Lu Tinglan (each of whom are Chinese nationals and collectively the “Sellers”),.China Global Mining Resources Limited, a British Virgin Islands corporation (“CGMR BVI”) and China Global Mining Resources Limited, a Hong Kong corporation (“CGMR HK”) setting forth certain amendments to those certain equity transfer agreements entered into on August 11, 2008 whereby Maanshan Global would purchase from the Sellers three PRC mining companies: (a) Nanjing Sudan Mining Co., Ltd. (“Sudan”), (b) Maanshan Xiaonanshan Mining Co., Ltd. (“XNS”) and (c) Mannshan Zhao Yuan Mining Co., Ltd., and their related assets (collectively, the “Equity Transfer Agreements”). Maanshan Global is a wholly owned subsidiary of CGMR BVI. CGMR BVI and CGMR HK are both wholly owned subsidiaries of Wits Basin Precious Minerals Inc. (the “Registrant”).

(a) Assignment and Amendment Agreement On The Equity Transfer Of Sudan

Pursuant to that certain Assignment and Amendment Agreement on the Equity Transfer of Sudan dated October 29, 2008, the parties agreed to amend the purchase price for the acquisition of Sudan to 160 million Chinese Renminbi, or RMB (approximately $23 million U.S. dollars based on an exchange rate on August 11, 2008, as agreed between the parties). 40 million RMB are to be paid into escrow prior to closing, with the remaining 120 million RMB payable within 90 days of closing based on available cash of the purchaser. Additionally, Maanshan Global assigned its rights under the Equity Transfer Agreement relating to Sudan to CGMR HK, which is an affiliate of Maanshan Global. Pursuant to the terms of the Equity Transfer Agreement, CGMR HK is entitled to transfer its right to another affiliate. The closing of the transaction remains subject to a number of conditions.

(b) Supplementary and Amendment Agreement On The Equity Transfer Of XNS

Pursuant to that certain Supplementary and Amendment Agreement on the Equity Transfer of XNS dated October 29, 2008, the parties agreed to amend the purchase price for the acquisition of XNS to 130 million RMB (approximately $19 million U.S. dollars based on an exchange rate on August 11, 2008, as agreed between the parties). Additionally, Maanshan Global assigned its rights under the Equity Transfer Agreement relating to XNS to CGMR HK, which is an affiliate of Maanshan Global. Pursuant to the terms of the Equity Transfer Agreement, CGMR HK is entitled to transfer its right to another affiliate. The closing of the transaction remains subject to a number of conditions, including the receipt by the sellers of an expanded mining permit.

The parties will finalize negotiations for the purchase of the Mannshan Zhao Yuan Mining Co., Ltd., after the consummation of the Sudan and XNS properties.

Copies of the Assignment and Amendment Agreement On The Equity Transfer Of Sudan and the Supplementary and Amendment Agreement On The Equity Transfer Of XNS are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The Registrant disclosed details with respect to the Equity Transfer Agreements in its Form 8-K filed on August 22, 2008, which are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On October 20, 2008, the CGMR BVI received from Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd. (“Shaanxi Hua Ze”) approximately $1.85 million U.S. dollars in satisfaction of the terms of that certain Termination Agreement dated July 31, 2008 with Shaanxi Hua Ze, whereby CGMR BVI and Shaanxi Hua Ze agreed to terminate that certain Joint Venture Contract dated April 14, 2007 and that certain related Supplemental Agreement dated June 6, 2007 originally entered into by the parties with respect to the potential acquisition by CGMR BVI of a nickel property in China. The $1.85 million represents a partial refund of the $2 million U.S. originally provided by CGMR BVI to Shaanxi Hua Ze, as the Registrant recorded a $150,000 loss on this investment for the period ended June 30, 2008.

The Registrant disclosed details with respect to the Termination Agreement and the Settlement Agreement in its Form 8-K filed on August 22, 2008, which are incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1
Assignment and Amendment Agreement On The Equity Transfer Of Sudan between Lu Benzhao, Lu Tinglan, Maanshan Global Mining Resources Limited, China Global Mining Resources Limited and the Registrant dated October 29, 2008

10.2
Supplementary and Amendment Agreement On The Equity Transfer Of XNS between Lu Benzhao, Lu Tinglan, Maanshan Global Mining Resources Limited, China Global Mining Resources Limited and the Registrant dated October 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: November 4, 2008	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer